UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 23, 2017

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 5.02 regarding the appointment of Mark J. Nelson as Senior Vice President and Chief Financial Officer is incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2017, the Board of Directors of Biolase, Inc. (the "Company") appointed Mark J. Nelson to serve as Chief Financial Officer and Senior Vice President of the Company, effective March 27, 2017.

In connection with such appointment, the Company entered into an employment agreement with Mr. Nelson. Under the terms of Mr. Nelson’s employment agreement, Mr. Nelson will receive an annual base salary of $325,000.00. In addition, Mr. Nelson is eligible to receive an annual performance bonus of up to fifty percent (50.0%) of Mr. Nelson’s base salary, which is determined by the achievement of performance criteria as established by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). For the partial 2017 employment year, Mr. Nelson is eligible for a pro rata portion of the performance bonus, based upon the achievement of certain criteria as established by the Compensation Committee. Mr. Nelson’s employment is at will.

Mr. Nelson will be granted a non-qualified stock option to purchase 600,000 shares of Company common stock with a term of ten (10) years at an exercise price per share equal to the closing price of the Company’s common stock on the grant date. Of the 600,000 shares, (i) 400,000 shares will vest, as to one-fourth, on the one-year anniversary of the grant date, and as to three-fourths, in thirty-six equal consecutive monthly installments commencing on the thirteenth month anniversary of the grant date, and (ii) 200,000 shares will vest in accordance with performance criteria established by the Compensation Committee.

Pursuant to the terms of the employment agreement, Mr. Nelson is entitled to severance benefits in the event that either the Company terminates him without cause or he resigns for good reason. The severance amount consists of twelve (12) months of Mr. Nelson’s annual base salary and a payment equal to the pro-rata portion of the then-current performance bonus target at full achievement, payable on the Company’s normal payroll schedule over the twelve (12) month period following the date of his separation from service, the time-based portion of Mr. Nelson’s stock option due to vest through the first anniversary of his effective date of termination, and paid COBRA premiums for the twelve-month period following such termination. In the event that Mr. Nelson is terminated within twelve (12) months following a change in control, in addition to the above severance benefits, Mr. Nelson’s time-based unvested stock options shall fully vest and be exercisable.

The foregoing is only a brief description of the material terms of the Employment Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the full text of the Employment Agreement. The Company intends to file a copy of the Employment Agreement as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2016.

Most recently, Mr. Nelson served as Chief Financial Officer and Chief Operating Officer for Beyond Meat, a consumer goods-focused start-up. From April 2013 to December 2015, Mr. Nelson served as Chief Financial Officer and Treasurer of Farmer Brothers Co., a national coffee roaster, wholesaler, and distributor of coffee, tea and culinary products. From 2010 to 2013, Mr. Nelson served as Vice President, Corporate Controller and Chief Accounting Officer of Newport Corporation, a global supplier of advanced technology products and systems. From 2004 to 2010, Mr. Nelson held various senior financial roles at Newport Corporation, including as Vice President and Controller, Vice President and General Manager of its optical components division and as Finance Director of its photonics division. Previously, Mr. Nelson held the positions of Finance Director in Thermo Electron Corporation, Cost and Budget Manager at C.R. Bard, Inc., and Financial Management Program Trainee with the General Electric Company.

Mr. Nelson holds an MBA in Entrepreneurship and Finance from Babson College and a Bachelor of Arts in Finance from the University of Massachusetts.

There is no arrangement or understanding pursuant to which Mr. Nelson was selected as Chief Financial Officer and Senior Vice President, and there are no related party transactions between the Company and Mr. Nelson reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of Biolase, Inc., dated March 1, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

March 1, 2017	By:	/s/ Harold C. Flynn, Jr.

Name: Harold C. Flynn, Jr.
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Biolase, Inc., dated March 1, 2017.